Exhibit 99.1
Earthstone Provides Operations Update and 2020 Guidance

Record Quarterly Production; Beats Top End of 2019 Full Year Guidance by 9%

The Woodlands, Texas, January 29, 2020 - Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), today provided an operations update and 2020 guidance. The Company has estimated its oil and gas sales volumes for the fourth quarter of 2019 at approximately 1.60 MMBoe or an average of approximately 17,380 Boepd (66% oil). For the year ended December 31, 2019, the Company estimates its annual sales volumes grew 35% to approximately 4.88 million Boe, or an average of approximately 13,381 Boepd (63% oil) compared to 9,937 Boepd (65% oil) reported for the year ended December 31, 2018.

Key highlights include:

•	Achieved record estimated average daily sales volumes for the fourth quarter of 2019 of 17,380 Boepd (66% oil), a 66% increase over the fourth quarter of 2018

•	Full year 2019 estimated average daily sales volumes of 13,381 Boepd exceeded the top end of guidance of 12,250 Boepd by 9%

•	Estimated accrued capital expenditures of $58 million and $210 million for the fourth quarter of 2019 and full year 2019, respectively

•
2020 production guidance of 15,500-16,500 Boepd (63%-65% oil) and $160-170 million of capital expenditures, which represents a 20% increase in production and a 21% decrease in capital expenditures compared to 2019

•	Strong balance sheet and liquidity position with $155 million of undrawn capacity on a $325 million senior secured revolving credit facility and a cash balance of $13.8 million as of December 31, 2019

2020 Guidance

The Company’s 2020 capital budget of $160-170 million assumes a one-rig operated program on its acreage in the Midland Basin as well as non-operated activity currently in progress, which is expected to result in bringing 19 gross / 16.2 net operated wells and 3.1 net non-operated wells online in 2020.

Based on its 2020 operating plan, existing service costs and an assumed $50/bbl WTI oil price, the Company expects to achieve positive free cash flow(1) in the second half of 2020. The Company’s capital budget does not include potential acquisition activity.

2020 Capital Expenditures	$ millions (Net)	Gross / Net Operated Wells On Line	Net Non-Operated Wells On Line
Drilling and Completions	$145-155	19 / 16.2	3.1
Land / Infrastructure	15
2020 Total Capital Expenditures	$160-170

2020 Average Daily Production (Boepd)	15,500 - 16,500
% Oil	63% - 65%
% Liquids	82% - 84%

2020 Operating Costs
Lease Operating(2) ($/Boe)	$5.50 - $6.00
Cash G&A ($/Boe)	$3.25 - $3.75
Production and Ad Valorem Taxes (% of Revenue)	6.25% - 7.25%

(1) As used in this news release, “free cash flow”, a non-GAAP measure, means Adjusted EBITDAX (a non-GAAP measure), less interest expense, less accrual-based capital expenditures. As used in this news release “Adjusted EBITDAX” , a non-GAAP measure means net income plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; loss (gain) on sale of oil and gas properties; unrealized (gain) loss on derivatives; stock-based compensation; and income tax expense.
(2) Beginning with reporting for the year ended December 31, 2019, the Company currently expects to classify ad valorem taxes with production taxes on its Consolidated Statement of Operations. Through the period ended September 30, 2019, ad valorem taxes were classified within lease operating expenses, and totaled $0.62 per Boe for the nine months then ended.

Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below.

Management Comments

Robert J. Anderson, President of Earthstone, stated, “2019 was another excellent year for Earthstone. We significantly exceeded our production goals and achieved meaningful operating efficiency while maintaining our capital discipline and strong balance sheet. A combination of longer lateral length wells, increased drilling efficiencies, improved frac efficiency from 8 to 12 stages per day, and tight cost management allowed us to reduce our drilling and completion costs by approximately 16% in 2019.

“We had a very strong fourth quarter with our team bringing nine Midland Basin and ten Eagle Ford wells online which contributed to increased sales volumes by more than 40% over third quarter volumes and 66% over volumes in the fourth quarter of 2018, enabling us to beat the top end of our production guidance by over 9% for the full year. In addition to the activity included in our capital expenditures guidance, we successfully spud and drilled vertical sections on six additional operated wells and our non-operated partner completed approximately one net well to us in late 2019 that was not included in our capital expenditures guidance.

“In 2020, we expect to continue building on our success as our team continues to execute exceptionally well. Based on the mid-point of our 2020 production and capital expenditures guidance, we expect to achieve a 20% increase in annual production on a 21% lower capital expenditures. We are also well positioned to continue to improve our corporate level returns, while achieving significant growth with the expectation of attaining positive free cash flow in the second half of 2020.”

Liquidity Update

As of December 31, 2019, we had $13.8 million in cash and $170 million of long-term debt outstanding under our credit facility with a borrowing base of $325 million. With the $155 million of undrawn borrowing base capacity and $13.8 million in cash, we had total liquidity of approximately $168.8 million.

Operational Update

Midland Basin

During 2019, the Company drilled 17 gross / 12.7 net operated wells. Additionally, driven by the increased efficiency of its operations, the Company spud and drilled vertical sections of 8 gross / 7.5 net wells in Upton County in late 2019, which is six gross wells more than what was included in the Company’s 2019 guidance. In 2019, Earthstone completed and turned to sales 17 gross / 12.6 net operated wells and had 3.4 net non-operated wells turned to sales in the Midland Basin. Additionally, in late December, the operator of the Company’s 15-well non-operated Toe Nail project in Martin County completed approximately 5 gross / 1 net well, which had previously been anticipated to occur in early 2020. Completions on this 15 gross / 3.1 net well project are continuing and all 15 wells are anticipated to be turned to sales during the first quarter of 2020.

Highlights from the Company’s 2019 Midland Basin program are as follows:

•	Reduced drilling and completion costs per lateral foot on operated wells by 16% from $1,008 for 2018 completions to $845 for those wells completed in 2019

•	Improved completion efficiency by 50% from 8 stages per day in late 2018 to 12 stages per day in late 2019

•	Sales volumes increased 59% from the first quarter of 2019 to the fourth quarter of 2019

Earthstone currently plans to maintain a one-rig drilling program on its operated acreage in the Midland Basin of west Texas throughout 2020.

The Company is currently drilling on a five-well project in Upton County on its Hamman 30 Unit and anticipates keeping the rig in Upton County and drilling the six-well pad in Earthstone’s Ratliff project. Having ended 2019 with three wells waiting on completion, the Company anticipates picking up a frac spread to commence completions on three wells in Reagan County in the first quarter of 2020 and continuing from there to complete five wells in Upton County, with all eight wells turned online throughout the second quarter of 2020.

Eagle Ford

The Company drilled, completed and turned to sales 10 gross / 5.1 net wells in southern Gonzales County, Texas in 2019. This resulted in an increase in estimated sales volumes of 56% from the first quarter of 2019 to the fourth quarter of 2019.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties. The Company’s primary assets are located in the Midland Basin of west Texas and the Eagle Ford trend of south Texas. Earthstone is traded on the NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.
Executive Vice President - Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com